Exhibit 21.01

SUBSIDIARIES OF THE COMPANY AND
OWNERSHIP OF SUBSIDIARY STOCK

NAME OF SUBSIDIARY	STATE OF INCORPORATION	% OF SHARES OWNED BY THE CORPORATION*
Wabash National Trailer Centers, Inc.	Delaware	100%
Wabash Wood Products, Inc.	Arkansas	100%
Wabash National, L.P.	Delaware	100%
Wabash National Manufacturing, L.P.	Delaware	100%
Wabash National Services, L.P.	Delaware	100%
Continental Transit Corporation	Indiana	100%
Transcraft Corporation	Delaware	100%

*Includes both direct and indirect ownership by the parent, Wabash National Corporation